                                                                EXHIBIT 99.B9(b)


                                STAGECOACH TRUST

                           SHAREHOLDER SERVICING PLAN


     Section 1. Each of the proper officers of Stagecoach Trust (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Exhibit A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of shares ("Servicing Agents") of the Trust's Funds listed on the attached Appendix (each a "Fund"). Pursuant to such Agreements, Servicing Agents shall provide support services as set forth therein to their clients who beneficially own shares of a Fund in consideration of a fee, computed monthly in the manner set forth in such Fund's then current prospectus, at the annual rates set forth in the attached Appendix. The Trust's distributor, administrator and adviser, if any, and their respective affiliates are eligible to become Servicing Agents and to receive fees under this Servicing Plan. All expenses incurred by a class of shares of a Fund in connection with the Agreements and the implementation of this Servicing Plan shall be borne entirely by the holders of that class of shares.

     Section 2. The Trust's administrator shall monitor the arrangements pertaining to the Trust's Agreements with Servicing Agents. The Trust's administrator shall not, however, be obligated by this Servicing Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

     Section 3. So long as this Servicing Plan is in effect, the Trust's administrator shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Servicing Plan and the purposes for which such expenditures were made.

     Section 4. The Plan shall be effective on the date upon which it is approved by "vote of a majority of the outstanding voting securities," as defined in the Investment Company Act of 1940 (the "1940 Act"), as amended, and rules and regulations thereunder, of a class or classes or shares of a Fund and a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons" as defined in the 1940 Act, pursuant to a vote cast in person at a meeting or meetings called for the purpose of voting on the approval of the Plan, or on the date the Fund commences operations, if such date is later, provided that, if a separate Servicing Plan was previously adopted by a Fund, this consolidated Plan shall be effective on the date upon which it is approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act), pursuant to a vote cast in person at a meeting or meetings called for the purpose of voting on the approval of the consolidated Plan.

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     Section 5.  Unless sooner terminated, this Servicing Plan (and each related agreement) shall continue in effect for a period of one year from its date of approval and shall continue thereafter for successive annual periods, provided that such Plan is not specifically terminated by a majority vote of the Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Servicing Plan or in any Agreement related to this Servicing Plan, cast in person at a meeting called for the purpose of voting on such approval.

     Section 6. This Servicing Plan may be amended at any time with respect to a class or classes of shares of a Fund by the Trust's Board of Trustees, provided that any material amendment of the terms of this Servicing Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 5.

     Section 7. This Servicing Plan is terminable with respect to any class at any time by vote of a majority of the Trustees who are not "interested persons" as defined in the 1940 Act.

     Section 8. While this Servicing Plan is in effect, the selection and nomination of the Trustees who are not "interested persons" shall be committed to the discretion of such Trustees who are not "interested persons".

     Section 9. Notwithstanding anything herein to the contrary, no Fund or class of shares shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

     Section 10. The Trust will preserve copies of this Servicing Plan, Agreements, and any written reports regarding this Servicing Plan presented to the Board of Trustees for a period of not less than six years.



Dated:  October 24, 1996

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                                    APPENDIX
                                    --------

     Fees are expressed as a percentage of the average daily net asset value of the class of shares of the particular Fund beneficially owned by or attributable to such clients of the Servicing Agent.


------------------------------------------------------------------------------------------
Fund and Share Class                                   Maximum Permitted Fee
------------------------------------------------------------------------------------------
LifePath Opportunity Fund
   Class A                                                     0.25%
   Class B                                                     0.25%
   Class C                                                     0.25%

LifePath 2010 Fund
   Class A                                                     0.25%
   Class B                                                     0.25%
   Class C                                                     0.25%

LifePath 2020 Fund
   Class A                                                     0.25%
   Class B                                                     0.25%
   Class C                                                     0.25%

LifePath 2030 Fund
   Class A                                                     0.25%
   Class B                                                     0.25%
   Class C                                                     0.25%

LifePath 2040 Fund
   Class A                                                     0.25%
   Class B                                                     0.25%
   Class C                                                     0.25%

Effective: October 25, 1993 (Retail shares)
Approved: October 24, 1996 (Class B shares, except LifePath 2000 Fund
Approved as Amended:   April 30, 1998 to include LifePath Oppurtunity Fund Class
                       B shares
Approved as Amended:   July 30, 1998 to increase the maximum fee to 0.25%
Approved as Amended:   November 19, 1998 to include the Class C shares of the
                       LifePath Opportunity Fund, LifePath 2010 Fund, LifePath
                       2020 Fund and LifePath 2030 Fund

                                      A-1